Exhibit 99.1

Navarre to Acquire End-to-End E-Commerce Service Provider SpeedFC

- Acquisition to Strengthen Vertically Integrated, Full-Service Retail Platform -

- Management to Discuss Acquisition via Conference Call Tomorrow at 11:00 a.m. ET -

MINNEAPOLIS, MN – September 27, 2012 – Navarre Corp. (NASDAQ: NAVR) (“Navarre”), a vertically integrated, multi-channel platform for retailers and manufacturers, has entered into a definitive agreement to acquire SpeedFC, Inc. (“SPEED”), a provider of e-commerce services to online retailers and manufacturers, for $50 million in cash and stock.

“The acquisition of SPEED rounds out our end-to-end retail distribution and e-commerce services platform and provides us with a broader base of e-commerce clients,” said Richard Willis, president and CEO of Navarre. “We expect SPEED’s clients to benefit from our multi-channel sales solutions, which includes retail distribution and third party logistics programs, while their SaaS (Software-as-a-Service) e-commerce platforms, and call capabilities are highly complementary to our existing business. Therefore, we anticipate significant cross-selling opportunities between the two companies. This acquisition is also the culmination of our efforts over the past two years to expand our e-commerce capabilities and to more meaningfully participate in this rapidly expanding sector.”

SPEED’s suite of services includes the creation and integration of SaaS e-commerce platforms, Tier 4 web hosting, cross-channel order management and reporting, high-performance fulfillment, and customer care. SPEED’s flexible solutions include a proprietary e-commerce front-end, as well as the industry-leading Oracle/ATG platform which enables maximum customization to support the online growth of its clients.

SPEED works with more than 30 major brands, ranging from apparel manufacturers to general merchandisers and gift retailers. Clients include: Justice, the largest premier tween specialty retailer in the world; Cache, a nationwide women’s specialty retailer; The Yankee Candle Company, the nation’s bestselling candle brand; and MetroPCS, America’s leader in no-annual-contract cell phone service. For the 12 months ended June 30, 2012, SPEED’s unaudited net sales were approximately $57.5 million.

With this acquisition, Navarre looks to expand its opportunities in the e-commerce marketplace. According to analyst estimates, between 2011 and 2016, U.S. e-commerce sales are expected to increase more than 80% to $335 billion. By 2025, e-commerce should account for more than 15% of the U.S. consumption of core retail goods, compared to 7.6% in 2011, with media and consumer electronics continuing to be key growth drivers.

The $50 million in total consideration will be comprised of 17.1 million shares of NAVR common stock and $25 million in cash. Navarre has committed up to an additional $10 million in cash and 3.3 million shares of its common stock, conditional upon SPEED’s achievement of an adjusted EBITDA target for the 12 months ending December 31, 2012. A majority of the contingent purchase price appears likely to be earned. The cash portion of the transaction is anticipated to be funded through a new second lien debt facility of up to $35 million. This transaction is expected to close in November 2012, and is subject to a number of contingencies, including approval by Navarre’s shareholders.

“In addition to the strategic synergies,” continued Willis, “SPEED has been on a solid growth trajectory, increasing net sales more than 40% compounded annually since 2009. In 2012, we expect its net sales to grow over 40%, driving greater than $8 million in adjusted EBITDA at more attractive margins than our existing business. Before the impact of transaction and integration costs, we expect the acquisition to be accretive to our earnings per share in the upcoming fiscal year 2014. Accordingly, we anticipate updating our fiscal year 2013 guidance following the closing of the transaction.”

“Along with this attractive growth profile, SPEED’s highly accomplished management team can help us leverage our platform, especially as we position our offering as the only large-scale, single-source solution for retailers and manufacturers, regardless of how they go to market. The culture of SPEED is focused on being a low-cost provider that delivers high levels of customer service and we expect this to be a great fit from the top down. We are excited that Jeff Zisk, who will be Navarre’s largest shareholder following the close of this transaction, has agreed to continue as president of SPEED and I look forward to working with him to grow the business,” said Willis.

Jeff Zisk, the CEO of SPEED who founded the company in 2000, has more than 30 years of experience with three previous successful start-ups in retail, distribution and technology. According to Zisk: “SPEED’s mission of growing the online brands of our clients matches well with Navarre and its strong reputation for delivering value and service to the world’s largest retailers. Joining forces with Navarre presents a unique opportunity to deliver our comprehensive e-commerce solutions to a much wider audience and they share our focus on the importance of a client’s brand, culture and persona. We look forward to working together and delivering a superior customer experience.”

ROTH Capital Partners acted as the lead financial advisor to Navarre and Craig-Hallum acted as co-advisor.

Conference Call and Webcast
Navarre will hold a conference call tomorrow, September 28, 2012 at 11:00 a.m. Eastern time (10:00 a.m. Central time) to discuss the transaction. Navarre’s President and CEO Richard Willis and CFO Diane Lapp will host the conference call, followed by a question and answer period.

Date: Friday, September 28, 2012
Time: 11:00 a.m. Eastern time (10:00 a.m. Central time)
Dial-In Number: 1-866-783-2146
Conference ID#: 75110495

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of Navarre’s website at www.Navarre.com.

A replay of the conference call will be available after 12:00 p.m. Eastern time on the same day through October 5, 2012.

Toll-free replay number: 1-888-286-8010
Replay pin number: 37021038

About SpeedFC, Inc.
Established in 2000, SpeedFC, Inc. (“SPEED”) is a privately-owned, leading provider of end-to-end e-commerce services headquartered in Dallas, Texas. SPEED provides a suite of services, including SaaS e-commerce platforms, tier 4 web hosting, proprietary cross-channel order management and reporting, and high performance fulfillment and customer care to online retailers and manufacturers. As a single-source provider, SPEED enables clients to focus on one consistent partner relationship dedicated to building and protecting their online brand. For more information, visit www.SpeedFC.com.

About Navarre Corporation
Founded in 1983, Navarre® is a vertically integrated, full-service platform for retailers and manufacturers. The company uniquely offers multi-channel sales solutions, including retail distribution programs, e-commerce fulfillment and third party logistics services. Navarre is headquartered in Minneapolis, Minnesota. For additional information, please visit the company’s website at www.Navarre.com.

Investor Relations
Liolios Group, Inc.
Cody Slach
1-949-574-3860
NAVR@Liolios.com

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